Exhibit (a)(5)(Z)

Grand Chip Investment GmbH

Frankfurt am Main

Announcement regarding the fulfilment of an Offer Condition

THE INFORMATION CONTAINED IN THIS DOCUMENT IS NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (IN WHOLE OR IN PART) IN, INTO OR FROM ANY OTHER JURISDICTION WHERE TO DO SO WOULD VIOLATE THE LAWS OF SUCH JURISDICTION

On 29 July 2016, Grand Chip Investment GmbH, with registered office in Frankfurt am Main, Germany (“Bidder”), published the offer document (the “Offer Document”) for its voluntary public takeover offer (“Takeover Offer”) to the shareholders of AIXTRON SE, with registered office in Herzogenrath, Germany (“AIXTRON”), for the acquisition of their no-par value registered shares (auf den Namen lautende Stückaktien) in AIXTRON (collectively, “AIXTRON Shares”), including all AIXTRON Shares represented by American Depositary Shares (“ADSs”), at the price of EUR 6.00 per tendered AIXTRON Share in cash.

The acceptance period for this Takeover Offer expires on 7 October 2016, 24:00 hrs local time Frankfurt am Main, Germany, and 6:00 p.m. local time New York, United States, respectively, unless extended pursuant to the applicable rules under the German Securities Acquisition and Takeover Act.

In accordance with the Offer Document, the Takeover Offer and any contracts which come into existence as a result of the acceptance of the Takeover Offer, are subject to the conditions precedent specified in Section 4.2 of the Offer Document (“Offer Conditions”), unless validly waived by the Bidder.

By letter dated 8 September 2016 (and received on 12 September 2016), the German Federal Ministry of Economic Affairs and Energy (Bundesministerium für Wirtschaft und Energie) issued a clearance certificate (Unbedenklichkeitsbescheinigung) pursuant to the provisions of the German Foreign Trade Act (Außenwirtschaftsgesetz) and German Foreign Trade Ordinance (Außenwirtschaftsverordnung) with respect to the Takeover Offer. Hence, the Offer Condition set out in Section 4.2.2 (i) of the Offer Document has been satisfied.

The Takeover Offer still remains subject to the fulfilment the Offer Conditions set out in Sections 4.2.1, 4.2.3, and 4.2.4 of the Offer Document, which must be fulfilled by the end of the acceptance period or waived in accordance with the Offer Document. Furthermore, the Takeover Offer still remains subject to the fulfilment of the Offer Conditions set out in Sections 4.2.2 (ii)-(iv) of the Offer Document, which can be fulfilled after the expiration of the acceptance period, but no later than 28 February 2017.

Frankfurt am Main, 13 September 2016

Grand Chip Investment GmbH

Important Information

This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. The Takeover Offer for the outstanding AIXTRON Shares (including AIXTRON Shares represented by ADSs) commenced on 29 July 2016. The terms and conditions of the Takeover Offer are published in, and the solicitation and offer to purchase AIXTRON Shares (including AIXTRON Shares represented by ADSs) are made only pursuant to the Offer Document as approved by BaFin and related offer materials prepared by the Bidder. The English translation of the Offer Document and related offer materials have been filed with the U.S. Securities and Exchange Commission (the “SEC”) in a Tender Offer Statement on Schedule TO. AIXTRON filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Takeover Offer.

The Tender Offer Statement, including the Offer Document, a related letter of transmittal and other related offer materials, as they may be amended from time to time, contain important information that should be read carefully before any decision is made with respect to the Takeover Offer because the Offer Document and certain related documents included in the Tender Offer Statement, and not this announcement, govern the terms and conditions of the Takeover Offer.

Those materials and other documents filed by the Bidder or AIXTRON with the SEC are available at no charge on the SEC’s website at www.sec.gov. In addition, the Bidder’s Tender Offer Statement and other documents it has filed or will file with the SEC are or will be available at www.grandchip-aixtron.com.